AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of September 21, 2010, is by and among MANAGEMENT ENERGY, INC., a Nevada corporation ("Parent"), MCC MERGER, INC., a Delaware corporation and a direct wholly-owned subsidiary of Parent ("Merger Sub"), MAPLE CARPENTER CREEK HOLDINGS, INC. f/k/a Maple Werks Corporation, a Delaware corporation (the "Company"), AAM INVESTMENTS, LLC, a Nevada limited liability company (“AAM”), and THE MAPLE GAS CORPORATION, a Delaware corporation (“Maple Gas”).  Parent, Merger Sub, the Company, AAM and Maple Gas are referred to collectively herein as the "Parties".

WHEREAS, the Board of Directors of each of Parent and the Company have determined that it is in the best interests of each corporation and their respective stockholders that the Parties consummate the business combination transaction provided for herein in which Merger Sub will merge with and into the Company (the "Merger") and, in furtherance thereof, have approved this Agreement, the Merger and the transactions contemplated by this Agreement and declared the Merger advisable; and

WHEREAS, AAM and Maple Gas are the sole shareholders of the Company (each a “Company Shareholder” and together the “Company Shareholders”) and have joined in this Agreement for the purpose of approving the Merger and participating in the transactions contemplated by as further described herein; and

WHEREAS, Parent, as the sole shareholder of Merger Sub, has approved this Agreement, the Merger and the transactions contemplated by this Agreement pursuant to action taken in accordance with the requirements of the Delaware General Corporation Law (“DGCL”) and the bylaws of Merger Sub; and

WHEREAS, pursuant to the Merger, the outstanding shares of common stock of the Company shall be converted into shares of common stock of Parent at the rate determined herein; and

WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder;

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, the Parties hereby agree as follows:

ARTICLE I
THE MERGER; EFFECTIVE TIME; CLOSING

1.1           The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease and the Company shall continue as the surviving corporation and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL.  The Company, as the surviving corporation after the consummation of the Merger, is sometimes hereinafter referred to as the "Surviving Corporation."

1.2           Closing.  Unless this Agreement shall have been terminated and the transactions contemplated herein shall have been abandoned pursuant to Article VIII, the closing of the Merger (the "Closing") shall take place at 10:00 a.m., local time, at the offices of counsel for Parent, on the first business day after all of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing Date) to the obligations of the Parties to consummate the Merger as set forth in Article VII have been satisfied or waived (subject to applicable Law), or such other date, time or place as is agreed to in writing by the Parties (the actual time and date of the Closing being referred to herein as the "Closing Date").

1.3           Effective Time.  Subject to the provisions of this Agreement, the Parties shall cause the Merger to be consummated by filing the certificate of merger of Merger Sub and the Company (the "Certificate of Merger") with the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with, the relevant provisions of the DGCL as soon as practicable on or before the Closing Date.  The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of Delaware or at such subsequent date or time as the Parties shall agree and specify in the Certificate of Merger (the date and time the Merger becomes effective being hereinafter referred to as the "Effective Time").

1.4           Effect of the Merger.  At and after the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

ARTICLE II
CERTIFICATE OF INCORPORATION AND
BY-LAWS OF THE SURVIVING CORPORATION

2.1           Certificate of Incorporation.  At and after the Effective Time, and without any further action on the part of the Company and Merger Sub, the certificate of incorporation of the Company shall continue as the certificate of incorporation of the Surviving Corporation.

2.2           Bylaws.  At and after the Effective Time, the bylaws of the Company shall continue as the bylaws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law.

ARTICLE III
DIRECTORS AND OFFICERS OF
THE SURVIVING CORPORATION AND PARENT

3.1          Directors of the Surviving Corporation.  The directors of the Surviving Corporation, as of the Effective Time, will be the directors of the Company immediately prior to the Effective Time.

3.2          Officers of the Surviving Corporation.  The officers of the Surviving Corporation, as of the Effective Time, will be the officers of the Company immediately prior to the Effective Time.

ARTICLE IV
MERGER CONSIDERATION

4.1          Share Consideration for the Merger; Conversion or Cancellation of Shares in the Merger.  At the Effective Time, the manner of converting or canceling shares of the Company and Merger Sub shall be as follows:

(a)           Company Common Stock.  At the Effective Time, each share of common stock (“Company Shares”) of the Company issued and outstanding immediately prior to the Effective Time, shall be converted into the right to receive the following (collectively the “Merger Consideration”): (i) 65,000 duly authorized, validly issued, fully paid and nonassessable shares of common stock, $.001 par value, of Parent (collectively, “Parent Shares”), (ii) a contingent right to receive up to an additional maximum of 15,000 additional Parent Shares and (iii) 1/1000th of the right to receive additional Parent Shares pursuant to Section 6.14 herein, with the result that the 1,000 outstanding Company Shares shall be converted into (i) 65,000,000 Parent Shares (the “Primary Merger Consideration”), (ii) the right to receive a maximum of 15,000,000 additional Parent Shares (the “Contingent Merger Consideration”) and (iii) such additional Parent Shares as may become issuable pursuant to Section 6.14 herein (the “Adjustment Merger Consideration”.  As a result of the Merger and without any action on the part of the holders thereof, at the Effective Time, all Company Shares shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any Company Shares (a "Certificate") shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except as provided herein or by Law.

(b)           Stock of Merger Sub.  Each share of common stock, $0.01 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time, shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted automatically into and exchanged for one (1) validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.  Each stock certificate representing any shares of Merger Sub shall continue to represent ownership of such shares of capital stock of the Surviving Corporation.

4.2          Payment for Shares in the Merger.  The manner of making payment for Shares in the Merger shall be as follows:

(a)           Transfer Agent.  Prior to the Closing Date, Parent shall instruct its stock transfer agent to act as exchange agent hereunder for the purposes of issuing the Primary Merger Consideration in exchange for the Certificates representing the Company Shares (the "Exchange Agent").  At or prior to the Effective Date, Parent shall deposit with the Exchange Agent in trust for the benefit of the holders of Company Shares, a sufficient number of certificates representing the Primary Merger Consideration.  The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Primary Merger Consideration in accordance with subsection (b) below.

(b)           Exchange Procedures.  Parent shall cause the Exchange Agent to provide to each holder of record of outstanding Company Shares prior to the Closing (i) a form of letter of transmittal, in a form reasonably satisfactory to the Parties and (ii) instructions for use in effecting the surrender of Certificates for payment therefor.  Upon surrender of Certificates for cancellation to the Exchange Agent, together with such letter of transmittal duly executed and completed in accordance with the instructions thereto, and any other documents as may be required by the Exchange Act, the holder of such Certificate shall be entitled to receive in exchange for each of the Company Shares represented by the Certificates held of record by such holder one or more Parent Shares representing, in the aggregate, the number of Parent Shares that such holder has the right to receive pursuant to Section 4.1(a).  The Certificates so surrendered pursuant to this Section 4.2(b) shall forthwith be canceled.  Until so surrendered, such Certificates shall represent solely the right to receive the Merger Consideration allocable to such Certificates.

(c)           Transfers of Ownership.  If any certificate representing Parent Shares is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such Parent Shares in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

(d)           Contingent Merger Consideration.  The Contingent Merger Consideration shall become issuable to Maple Gas and AAM upon and to the extent of the achievement of the performance/vesting milestones described on Schedule I hereto.  All Parent Shares issued as Contingent Merger Consideration must be issued within five years from the date hereof; if any such Parent Shares have not been issued by that time, such Parent Shares shall not be issued.

(e)           Allocation of Merger Consideration.  The Company’s principal assets consist of mining projects at Carpenter Creek, Montana; Snider Ranch, Montana; and Cundimarca Province, Colombia.  The Parties have attributed approximately equal value to the three Projects for purposes of allocation the Merger Consideration.

4.3          Transfer of Shares after the Effective Time.  No transfers of Company Shares shall be made on the stock transfer books of the Company after the close of business on the day prior to the date of the Effective Time.

4.4          Restricted Securities.  All Parent Shares to be issued hereunder shall be deemed “restricted securities” as defined in paragraph (a) of Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”).  All Parent Shares to be issued under the terms of this Agreement shall be issued pursuant to an exemption from the registration requirements of the Securities Act, under Section 4(2) of the Securities Act and the rules and regulations promulgated thereunder.  Certificates representing the Parent Shares to be issued hereunder shall bear a restrictive legend in substantially the following form:

The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be offered for sale, sold, or otherwise disposed of, except in compliance with the registration provisions of such Act or pursuant to an exemption from such registration provisions, the availability of which is to be established to the satisfaction of the Company.

4.5          Further Assurances.  At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, as applicable, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

5.1          Representations and Warranties of the Company.  The Company hereby represents and warrants to Parent and Merger Sub that the statements contained in this Section 5.1 are true and correct, except to the extent specifically set forth on the disclosure schedule delivered herewith by the Company to Parent and Merger Sub (the "Company Disclosure Schedule").

(a)           Organization, Standing and Power.  The Company and each of its subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has the corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the business, operations or financial condition of the Company, a material adverse effect on the ability of the Company to perform its obligations under this Agreement or on the ability of the Company to consummate the transactions contemplated herein (a “Company Material Adverse Effect”).  The Company and each of its subsidiaries is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary except where the failure to so qualify would not reasonably be expected to have a Company Material Adverse Effect.

(b)           Capital Structure.  The authorized capital stock of the Company consists of 1,000 Company Shares, of which 1,000 Company Shares are issued and outstanding on the date hereof (500 Company Shares to each of AAM and Maple Gas).  Section 5.1(b) of the Company Disclosure Schedule sets forth each subsidiary of the Company, showing the jurisdiction of its incorporation or organization.  The Company is the sole record and beneficial owner of all of the issued and outstanding equity interests of each of its subsidiaries.  All outstanding equity interests of the Company and each of its subsidiaries are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the applicable Laws of its jurisdiction of formation, the Company Constituent Instruments or any Contract to which the Company is a party or otherwise bound.  There are not any bonds, debentures, notes or other indebtedness of the Company or any of its subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Shares or the capital stock of any of its subsidiaries may vote.  There are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any of its subsidiaries is a party or by which any of them is bound (i) obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or any of its subsidiaries, (ii) obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of the Company or of any of its subsidiaries.  There are not any outstanding contractual obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any subsidiary.

(c)           Authority; Execution and Delivery; Enforceability.  The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated herein.  The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized and approved by the board of directors, and (subject to the approval of the Company’s shareholders) no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the transactions contemplated hereby.  When executed and delivered, this Agreement will be enforceable against the Company in accordance with its terms.

(d)           No Conflicts.  The execution and delivery by the Company of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its subsidiaries under, any provision of (i) the Company Constituent Instruments or the comparable charter or organizational documents of any of its subsidiaries, (ii) any Contract to which the Company or any of its subsidiaries is a party or to which any of their respective properties or assets is subject or (iii) any judgment, order or decree or material Law applicable to the Company or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(e)           Consents.  No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity or other Person is required to be obtained or made by or with respect to the Company or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except for the filing of the Certificate of Merger at the Effective Time with the Secretary of State of Delaware.

(f)            Litigation.  There is no Action against or affecting the Company or any of its subsidiaries or any of their respective properties which (i) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or (ii) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Company Material Adverse Effect.

(g)           Compliance with Applicable Laws.  The Company and each of its subsidiaries have conducted their business and operations in compliance with all applicable Laws, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.  The Company has not received any written communication during the past two years from a Governmental Entity that alleges that the Company is not in compliance in any material respect with any applicable Law.

(h)           Brokers.  No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its subsidiaries.

(i)            Financial Statements; Liabilities.  The Company has delivered to Parent (i) the financial statements of Carpenter Creek, LLC as of December 31, 2009 and for the year then ended, as accompanied by the report of Hein and Associates (independent auditors) and (ii) the unaudited financial statements as of August 31, 2010 listed on Section 5.1(i) of the Company Disclosure Schedule and (in certain cases) for the periods then ended (the “Company Financial Statements”).  The Company Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated.  The Company Financial Statements fairly present in all material respects the financial condition and operating results of the Company, as of the dates, and for the periods, indicated therein.  The Company does not have any Liabilities, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a Liability, other than (i) Liabilities incurred in the ordinary course of business subsequent to August 31, 2010, (ii) the Liabilities listed on Schedule 6.10 hereto and (iii) obligations under Contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Company Financial Statements, which, in both cases, individually and in the aggregate, would not be reasonably expected to result in a Company Material Adverse Effect.

(j)   Absence of Certain Changes.  Since August 31, 2010 and except as set forth on Section 5.1(j) of the Company Disclosure Schedule, the Company and its subsidiaries have conducted their respective businesses in the ordinary course consistent with past practices and there has not been:

(i)           any material adverse change in the business, operations or financial condition of the Company;

(ii)          any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company;

(iii)         any incurrence, assumption or guarantee by the Company or any subsidiary of any indebtedness for borrowed money;

(iv)         any creation or assumption by the Company or any subsidiary of any Lien on any material asset other than in the ordinary course of business consistent with past practices;

(v)          any making of any loan, advance or capital contributions to or investment in any Person;

(vi)         any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any subsidiary which, individually or in the aggregate, would reasonable be expected to have a Company Material Adverse Effect;

(vii)        any transaction or commitment made, or any contract or agreement entered into, by the Company or any subsidiary relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company or any subsidiary of any material contract or other right, other than transactions and commitments in the ordinary course consistent with past practices and those contemplated by this Agreement;

(viii)       any change in any method of accounting or accounting practice by the Company, except for any such change after the date hereof required by reason of a concurrent change in generally accepted accounting principles; or

(viii)       any (A) grant of any severance or termination pay to any officer, director or employee of the Company or any subsidiary, (B) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any subsidiary, (C) increase in benefits payable under an existing severance or termination pay policies or employment agreements or (D) increase in compensation, bonus or other benefits payable to directors, officers or employees of the Company or any subsidiary.

(k)           Properties. The Company and each of its subsidiaries has good and marketable title to, or in the case of leased property has valid leasehold interests in, all property and assets (whether real or personal, tangible or intangible) reflected in the Company Financial Statements or acquired after August 31, 2010, except for properties and assets sold since August 31, 2010 in the ordinary course of business consistent with past practices or as contemplated by this Agreement.  None of such properties or assets is subject to any Liens, except:

(i)           Liens for taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Company Financial Statements); or

(ii)           Liens which do not materially detract from the value of such property or assets as now used.

(l)            Material Contracts.

(i)            Except for agreements, contracts, plans, leases, arrangements or commitments set forth in Section 5.1(l) of the Company Disclosure Schedule, neither the Company nor any subsidiary is a party to or subject to:

(A)           Any lease providing for annual rentals of $5,000 or more;

(B)           Any contract for the purchase of materials, supplies, goods, services, equipment or other assets providing for annual payments by the Company or any subsidiary of $10,000 or more;

(C)           Any sales, distribution or other similar agreement providing for the sale by the Company or any subsidiary of materials, supplies, goods, services, equipment or other assets that provides for annual payments to the Company or any subsidiary of $10,000 or more;

(D)           Any partnership, joint venture or other similar contract or arrangement;

(E)           Any contract relating to indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset), except contracts relating to indebtedness incurred in the ordinary course of business in an amount not exceeding $10,000;

(F)           Any license agreement, franchise agreement or agreement in respect of similar rights granted to or held by the Company or any subsidiary;

 (G)           Any contract or other document that substantially limits the freedom of the Company or any subsidiary to compete in any line of business or with any Person or in any area or which would so limit the freedom of Parent or the Surviving Corporation after the Closing Date;

(H)           Any other contract or commitment not made in the ordinary course of business that is material to Company.

(ii)           Each agreement, contract, plan, lease, arrangement and commitment required to be disclosed on Section 5.1(l) of the Company Disclosure Schedule is a valid and binding agreement of the Company or a subsidiary, as applicable, and is in full force and effect, and neither the Company or any subsidiary nor any other party thereto is in default in any material respect under the terms of any such agreement, contract, plan, lease, arrangement or commitment.

(m)          Taxes. The Company and each of its subsidiaries has duly filed all material federal, state, local and foreign tax returns required to be filed by it, and has duly paid, caused to be paid or made adequate provision for the payment of all Taxes required to be paid in respect of the periods covered by such returns and has made adequate provision for payment of all Taxes anticipated to be payable in respect of all calendar periods since the periods covered by such returns. None of the federal income tax returns of the Company and its subsidiaries have been examined or audited by the IRS.   All deficiencies and assessments asserted as a result of any such examinations or other audits by federal, state, local or foreign taxing authorities have been paid, fully settled or adequately provided for in the Company Financial Statements, and no issue or claim has been asserted for Taxes by any taxing authority for any prior period, the adverse determination of which would result in a deficiency which would have a Company Material Adverse Effect, other than those heretofore paid or provided for.  There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of the Company or its subsidiaries.

(n)           Employees.  Except for the Company’s employment agreement with Jack Hanks (its CEO):

(i)           Neither the Company nor any subsidiary has any collective bargaining arrangements or agreements covering any of its employees.  Neither the Company nor any subsidiary has any employment contract, agreement regarding proprietary information, non-competition agreement, non-solicitation agreement, confidentiality agreement, or any other similar contract or restrictive covenant, relating to the right of any officer, employee or consultant to be employed or engaged by it.  No officer, consultant or key employee of the Company or any subsidiary whose termination, either individually or in the aggregate, would be reasonably likely to have a Company Material Adverse Effect, has terminated or, to the knowledge of Company, has any present intention of terminating his or her employment or engagement with the Company or its subsidiaries.

(ii)           Neither the Company nor any subsidiary has, or contributes to, any pension, profit-sharing, option, other incentive plan, or any other type of Employee Benefit Plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), or have any obligation to or customary arrangement with employees for bonuses, incentive compensation, vacations, severance pay, sick pay, sick leave, insurance, service award, relocation, disability, tuition refund, or other benefits, whether oral or written.  No liability to the Pension Benefit Guaranty Corporation has been incurred with respect to any Employee Benefit Plan by the Company or any subsidiary which is or would be materially adverse to the Company.

(o)           Environmental Compliance.  The Company and each of its subsidiaries have obtained all material approvals, authorization, certificates, consents, licenses, orders and permits or other similar authorizations of all governmental authorities, or from any other person, that are required under any  Environmental Laws.  To the Company’s knowledge, the Company and each of its subsidiaries has all necessary governmental approvals required under all Environmental Laws as necessary for its business.  Except for such instances as would not individually or in the aggregate have a Company Material Adverse Effect, and to the knowledge of the Company, there are no past or present events, conditions, circumstances, incidents, actions or omissions relating to or in any way affecting the Company or any subsidiary that violate or may violate any Environmental Law after the Closing Date or that may give rise to any environmental liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study or investigation (i) under any Environmental Law, or (ii) based on or related to the manufacture, processing, distribution, use, treatment, storage (including without limitation underground storage tanks), disposal, transport or handling, or the emission, discharge, release or threatened release of any hazardous substance.

(p)           Books and Records; Internal Accounting Controls.  The records and documents of the Company accurately reflect in all material respects the information relating to the business of the Company, the location of its assets, and the nature of all transactions giving rise to the obligations or accounts receivable of the Company.  The Company maintains a system of internal accounting controls sufficient, in the judgment of the Company's board of directors, to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate actions are taken with respect to any differences.

(q)           Transactions with Affiliates. Except as set forth on Section 5.1(q) of the Company Disclosure Schedule, there are no loans, leases, agreements, contracts, royalty agreements, management contracts or arrangements or other continuing transactions between (a) the Company or any of its respective customers or suppliers on the one hand, and (b) on the other hand, any officer, employee, consultant or director of the Company, or any person owning at least 5% of the outstanding capital stock of the Company or any member of the immediate family of such officer, employee, consultant, director or stockholder or any corporation or other entity controlled by such officer, employee, consultant, director or stockholder, or a member of the immediate family of such officer, employee, consultant, director or stockholder.

(r)            Questionable Payments.  Neither the Company, nor any director, officer, agent, employee, or other person associated with, or acting on behalf of, the Company, nor any stockholder of the Company has, directly or indirectly:  used any corporate funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity; made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds; violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment.

5.2           Representations and Warranties of the Parent.  Parent hereby represents and warrants to the Company that the statements contained in this Section 5.2 are true and correct, except to the extent specifically set forth on the disclosure schedule delivered herewith by Parent to the Company (the "Parent Disclosure Schedule").

(a)           Organization, Standing and Power.  Parent and each of its subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has the corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the business, operations or financial condition of the Parent, a material adverse effect on the ability of the Parent to perform its obligations under this Agreement or on the ability of the Parent to consummate the transactions contemplated herein (a “Parent Material Adverse Effect”).  The Parent and each of its subsidiaries is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary except where the failure to so qualify would not reasonably be expected to have a Parent Material Adverse Effect.

(b)           Capital Structure.  The authorized capital stock of the Parent consists of 300 million Parent Shares, of which 41,825,000 Parent Shares are issued and outstanding on the date hereof (subject to the transactions referenced in Article VI herein).  Section 5.3(b) of the Parent Disclosure Schedule sets forth each subsidiary of the Parent, showing the jurisdiction of its incorporation or organization.  Parent is the sole record and beneficial owner of all of the issued and outstanding equity interests of each of its subsidiaries.  All outstanding equity interests of Parent and each of its subsidiaries are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the applicable Laws of its jurisdiction of formation, the Parent Constituent Instruments or any Contract to which the Parent is a party or otherwise bound.  There are not any bonds, debentures, notes or other indebtedness of the Parent or any of its subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Parent Shares or the capital stock of any of its subsidiaries may vote.  There are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Parent or any of its subsidiaries is a party or by which any of them is bound (i) obligating the Parent or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Parent or any of its subsidiaries, (ii) obligating the Parent or any of its subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of the Parent or of any of its subsidiaries.  There are not any outstanding contractual obligations of the Parent or any subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Parent or any subsidiary.

(c)           Authority; Execution and Delivery; Enforceability.  Each of the Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated herein.  The execution and delivery by the Parent and Merger Sub of this Agreement and the consummation by them of the transactions contemplated hereby have been duly authorized and approved by the board of directors of the Parent and Merger Sub (and by the Parent as the sole shareholder of Merger Sub), and no other corporate proceedings on the part of the Parent or Merger Sub are necessary to authorize this Agreement and the transactions contemplated hereby.  When executed and delivered, this Agreement will be enforceable against the Parent and Merger Sub in accordance with its terms.

(d)           No Conflicts.  The execution and delivery by the Parent and Merger Sub of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Parent or any of its subsidiaries under, any provision of (i) the Parent Constituent Instruments or the comparable charter or organizational documents of any of its subsidiaries, (ii) any Contract to which the Parent or any of its subsidiaries is a party or to which any of their respective properties or assets is subject or (iii) any judgment, order or decree or material Law applicable to the Parent or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(e)           Consents.  No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity or other Person is required to be obtained or made by or with respect to the Parent or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except for the filing of the Certificate of Merger at the Effective Time with the Secretary of State of Delaware.

(f)            Litigation.  There is no Action against or affecting the Parent or any of its subsidiaries or any of their respective properties which (i) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or (ii) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Parent Material Adverse Effect.

(g)           Compliance with Applicable Laws.  The Parent and each of its subsidiaries have conducted their business and operations in compliance with all applicable Laws, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.  The Parent has not received any written communication during the past two years from a Governmental Entity that alleges that the Parent is not in compliance in any material respect with any applicable Law.

(h)           Brokers.  No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Parent or any of its subsidiaries.

(i)            Financial Statements; Liabilities.  Parent has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC (the “SEC Reports”) pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  As of its respective filing date, each SEC Report complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Report.  Except to the extent that information contained in any SEC Report has been revised or superseded by a later SEC Report, none of the SEC Reports contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The financial statements of Parent included in the SEC Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with the U.S. generally accepted accounting principles (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the financial position of Parent as of the dates thereof and the results of its operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).  The Parent does not have any Liabilities, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a Liability, other than (i) Liabilities incurred in the ordinary course of business subsequent to July 31, 2010, and (ii) obligations under Contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the SEC Reports, which, in both cases, individually and in the aggregate, would not be reasonably expected to result in a Parent Material Adverse Effect.

(j)            Application of Takeover Protections.  Parent has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Parent Constituent Instruments or the Laws of Delaware that is or could become applicable to the transactions contemplated herein.

(k)           Certain Registration Matters.  Parent has not granted or agreed to grant to any Person any rights (including “piggy-back” registration rights) to have any securities of Parent registered with the SEC or any other governmental authority.

(l)            Absence of Certain Changes.  Since July 31, 2010 and except as set forth in Section 5.2(l) of the Parent Disclosure Schedule, the Parent and its subsidiaries have conducted their respective businesses in the ordinary course consistent with past practices and there has not been:

(i)           any material adverse change in the business, operations or financial condition of the Parent;

(ii)          any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Parent, or any repurchase, redemption or other acquisition by the Parent of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Parent;

 (iii)        any incurrence, assumption or guarantee by the Parent or any subsidiary of any indebtedness for borrowed money;

(iv)         any creation or assumption by the Parent or any subsidiary of any Lien on any material asset other than in the ordinary course of business consistent with past practices;

(v)          any making of any loan, advance or capital contributions to or investment in any Person;

(vi)         any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Parent or any subsidiary which, individually or in the aggregate, would reasonable be expected to have a Parent Material Adverse Effect;

(vii)        any transaction or commitment made, or any contract or agreement entered into, by the Parent or any subsidiary relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Parent or any subsidiary of any material contract or other right, other than transactions and commitments in the ordinary course consistent with past practices and those contemplated by this Agreement;

(viii)       any change in any method of accounting or accounting practice by the Parent, except for any such change after the date hereof required by reason of a concurrent change in generally accepted accounting principles; or

(viii)       any (A) grant of any severance or termination pay to any officer, director or employee of the Parent or any subsidiary, (B) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Parent or any subsidiary, (C) increase in benefits payable under an existing severance or termination pay policies or employment agreements or (D) increase in compensation, bonus or other benefits payable to directors, officers or employees of the Parent or any subsidiary.

(m)          Properties. The Parent and each of its subsidiaries has good and marketable title to, or in the case of leased property has valid leasehold interests in, all property and assets (whether real or personal, tangible or intangible) reflected in the Parent Financial Statements or acquired after July 31, 2010, except for properties and assets sold since July 31, 2010 in the ordinary course of business consistent with past practices or as contemplated by this Agreement.  None of such properties or assets is subject to any Liens, except:

(i)            Liens for taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Parent Financial Statements); or

(ii)           Liens which do not materially detract from the value of such property or assets as now used.

(n)           Material Contracts.

(i)            Except for agreements, contracts, plans, leases, arrangements or commitments set forth in Section 5.3(n) of the Parent Disclosure Schedule, neither the Parent nor any subsidiary is a party to or subject to:

(A)          Any lease providing for annual rentals of $5,000 or more;

(B)          Any contract for the purchase of materials, supplies, goods, services, equipment or other assets providing for annual payments by the Parent or any subsidiary of $10,000 or more;

(C)          Any sales, distribution or other similar agreement providing for the sale by the Parent or any subsidiary of materials, supplies, goods, services, equipment or other assets that provides for annual payments to the Parent or any subsidiary of $10,000 or more;

(D)          Any partnership, joint venture or other similar contract or arrangement;

(E)           Any contract relating to indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset), except contracts relating to indebtedness incurred in the ordinary course of business in an amount not exceeding $10,000;

(F)           Any license agreement, franchise agreement or agreement in respect of similar rights granted to or held by the Parent or any subsidiary;

 (G)         Any contract or other document that substantially limits the freedom of the Parent or any subsidiary to compete in any line of business or with any Person or in any area or which would so limit the freedom of the Surviving Corporation after the Closing Date;

(H)          Any other contract or commitment not made in the ordinary course of business that is material to Parent.

(ii)           Each agreement, contract, plan, lease, arrangement and commitment required to be disclosed on Section 5.3(n) of the Parent Disclosure Schedule is a valid and binding agreement of the Parent or a subsidiary, as applicable, and is in full force and effect, and neither the Parent or any subsidiary nor any other party thereto is in default in any material respect under the terms of any such agreement, contract, plan, lease, arrangement or commitment.

(o)           Taxes. The Parent and each of its subsidiaries has duly filed all material federal, state, local and foreign tax returns required to be filed by it, and has duly paid, caused to be paid or made adequate provision for the payment of all Taxes required to be paid in respect of the periods covered by such returns and has made adequate provision for payment of all Taxes anticipated to be payable in respect of all calendar periods since the periods covered by such returns. None of the federal income tax returns of the Parent and its subsidiaries have been examined or audited by the IRS.   All deficiencies and assessments asserted as a result of any such examinations or other audits by federal, state, local or foreign taxing authorities have been paid, fully settled or adequately provided for in the Parent Financial Statements, and no issue or claim has been asserted for Taxes by any taxing authority for any prior period, the adverse determination of which would result in a deficiency which would have a Parent Material Adverse Effect, other than those heretofore paid or provided for.  There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of the Parent or its subsidiaries.

(p)           Employees.

(i)            Neither the Parent nor any subsidiary has any collective bargaining arrangements or agreements covering any of its employees.  Neither the Parent nor any subsidiary has any employment contract, agreement regarding proprietary information, non-competition agreement, non-solicitation agreement, confidentiality agreement, or any other similar contract or restrictive covenant, relating to the right of any officer, employee or consultant to be employed or engaged by it.  No officer, consultant or key employee of the Parent or any subsidiary whose termination, either individually or in the aggregate, would be reasonably likely to have a Parent Material Adverse Effect, has terminated or, to the knowledge of Parent, has any present intention of terminating his or her employment or engagement with the Parent or its subsidiaries.

(ii)           Neither the Parent nor any subsidiary has, or contributes to, any pension, profit-sharing, option, other incentive plan, or any other type of Employee Benefit Plan (as defined in Section 3(3) of ERISA, or have any obligation to or customary arrangement with employees for bonuses, incentive compensation, vacations, severance pay, sick pay, sick leave, insurance, service award, relocation, disability, tuition refund, or other benefits, whether oral or written.  No liability to the Pension Benefit Guaranty Corporation has been incurred with respect to any Employee Benefit Plan by the Parent or any subsidiary which is or would be materially adverse to the Parent.

(q)           Environmental Compliance.  The Parent and each of its subsidiaries have obtained all material approvals, authorization, certificates, consents, licenses, orders and permits or other similar authorizations of all governmental authorities, or from any other person, that are required under any  Environmental Laws.  To the Parent’s knowledge, the Parent and each of its subsidiaries has all necessary governmental approvals required under all Environmental Laws as necessary for its business.  Except for such instances as would not individually or in the aggregate have a Parent Material Adverse Effect, and to the knowledge of the Parent, there are no past or present events, conditions, circumstances, incidents, actions or omissions relating to or in any way affecting the Parent or any subsidiary that violate or may violate any Environmental Law after the Closing Date or that may give rise to any environmental liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study or investigation (i) under any Environmental Law, or (ii) based on or related to the manufacture, processing, distribution, use, treatment, storage (including without limitation underground storage tanks), disposal, transport or handling, or the emission, discharge, release or threatened release of any hazardous substance.

(r)           Books and Records; Internal Accounting Controls.  The records and documents of the Parent accurately reflect in all material respects the information relating to the business of the Parent, the location of its assets, and the nature of all transactions giving rise to the obligations or accounts receivable of the Parent.  The Parent maintains a system of internal accounting controls sufficient, in the judgment of the Parent's board of directors, to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate actions are taken with respect to any differences.

(s)           Transactions with Affiliates. There are no loans, leases, agreements, contracts, royalty agreements, management contracts or arrangements or other continuing transactions between (a) the Parent or any of its respective customers or suppliers on the one hand, and (b) on the other hand, any officer, employee, consultant or director of the Parent, or any person owning at least 5% of the outstanding capital stock of the Parent or any member of the immediate family of such officer, employee, consultant, director or stockholder or any corporation or other entity controlled by such officer, employee, consultant, director or stockholder, or a member of the immediate family of such officer, employee, consultant, director or stockholder.

(t)           Questionable Payments.  Neither the Parent, nor any director, officer, agent, employee, or other person associated with, or acting on behalf of, the Parent, nor any stockholder of the Parent has, directly or indirectly:  used any corporate funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity; made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds; violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment.

5.3           Representations and Warranties of the Company Shareholders.  Each of the Company Shareholders hereby represents and warrants to Parent and Merger Sub that the statements contained in this Section 5.3 are true and correct.

(a)           Organization and Standing.  The Company Shareholder is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has the power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted.

(b)           Authority; Execution and Delivery; Enforceability.  The Company Shareholder has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated herein.  The execution and delivery by the Company Shareholder of this Agreement and the consummation by the Company and by the Company Shareholder of the transactions contemplated hereby (including, without limitation, the Merger) have been duly authorized and approved by all necessary corporate, limited liability company or other organizational action, as the case may be, on the part of such Company Shareholder and no other action on the part of the Company Shareholder is necessary to authorize this Agreement and the transactions contemplated hereby.  When executed and delivered, this Agreement will be enforceable against the Company Shareholder in accordance with its terms.

(c)           Consents.  No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity or any Person is required to be obtained or made by or with respect to the Company Shareholder in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

(d)           Ownership of Company Shares.  The Company Shareholder owns beneficially the Company Shares set forth opposite the Company Shareholder’s signature, free and clear of any Liens, and such shares are not subject to any claims as to the ownership thereof, or any rights, powers or interest therein, by any third party and are not subject to any preemptive or similar rights of stockholders.

(e)           Investment Representations.

(i)           The Company Shareholder is acquiring the Parent Shares for its own account and for investment only and not with a view to distribution or resale thereof within the meaning of such phrase as defined under the Securities Act.  It shall not dispose of any part or all of such Parent Shares in violation of the provisions of the Securities Act and the rules and regulations promulgated under the Securities Act by the Securities and Exchange Commission and all applicable provisions of state securities laws and regulations.

(ii)          The Company Shareholder has been informed that the Parent Shares shall be unregistered, shall be “restricted securities” as defined in paragraph (a) of Rule 144 under the Securities Act, and must be held indefinitely unless (A) they are subsequently registered under the Securities Act, or (B) an exemption from such registration is available.

(iii)         The Company Shareholder has been afforded access to all material information which it has requested relevant to its decision to approve the Merger and to acquire the Parent Shares and to ask questions of Parent’s management and that, except as set forth herein, neither Parent nor anyone acting on behalf of Parent has made any representations or warranties to the Company Shareholder which have induced, persuaded, or stimulated the Company to approve the Merger or to acquire the Parent Shares.

(iv)         Either alone, or together with its investment advisor(s), it has the knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of the prospective investment in the Parent Shares, and it is and will be able to bear the economic risk of the investment in such Parent Shares.

(f)           Brokers.  No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company Shareholder.

ARTICLE VI
ADDITIONAL COVENANTS AND AGREEMENTS

6.1           Conduct of Business.  Each of Parent and the Company covenants and agrees that, during the period from the date of this Agreement to the Effective Time (unless the Parties shall otherwise agree in writing and except as otherwise contemplated by this Agreement) it will, and will cause each of its subsidiaries to, conduct its operations according to its ordinary and usual course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organizations, use its reasonable best efforts to keep available the service of its current officers and employees and preserve its relationships with customers and others having business dealings with it to the end that goodwill and ongoing businesses shall be unimpaired at the Effective Time.

6.2           Access to Information.  Upon reasonable notice, each of Parent and the Company shall afford to officers, employees, counsel, accountants and other authorized representatives of the other reasonable access, during normal business hours throughout the period prior to the Effective Time, to its properties, assets, books and records and, during such period, shall furnish promptly to such authorized representatives all information concerning their business, properties, assets and personnel as may reasonably be requested for purposes of appropriate and necessary due diligence, provided that no investigation pursuant to this Section 6.2 shall affect or be deemed to modify any of the representations or warranties made by any party hereunder.

6.3           Publicity.  The Parties agree that they will consult with each other concerning any proposed press release or public announcement pertaining to this Agreement or the Merger in order to agree upon the text of any such press release or the making of such public announcement, which agreement shall not be unreasonably withheld, except as may be required by applicable Law or by obligations pursuant to any listing agreement with a national securities exchange or national automated quotation system, in which case the Party proposing to issue such press release or make such public announcement shall use its reasonable best efforts to consult in good faith with Parent or the Company, as applicable, before issuing any such press release or making any such public announcement.

6.4           Representations and Warranties.  Each of the Company and Parent shall give prompt notice to the other of any circumstances that would cause any of their respective representations and warranties set forth in Section 5.1 or 5.2, as the case may be, not to be true and correct in all material respects at and as of the Effective Time; provided, that delivery of such notice shall not cure or be deemed to cure any breach of a representation or warranty.

6.5           Reasonable Best Efforts to Consummate Transactions.  Subject to the terms and conditions herein provided, the Parties shall use their reasonable best efforts promptly to take, or cause to be taken, all actions and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement as soon as practicable.

6.6          Tax-Free Reorganization Treatment.  Prior to the Effective Time, the Parties shall use their reasonable best efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368 of the Code and shall not knowingly take or fail to take any action which action or failure to act would jeopardize the qualification of the Merger as a reorganization within Section 368 of the Code.

6.7          Continued Existence of the Company.  The Parent agrees to continue the existence of the Company, and the Parent shall not liquidate the Company for at least the two-year period following the Closing.

6.8          Equity Financing.  The Parent shall use its reasonable best efforts to complete, prior to the Effective Time, an equity financing (conditioned upon the occurrence of the Merger) resulting in at least $250,000 in proceeds to Parent in consideration for the issuance of up to 2,500,000 Parent Shares.  Parent shall provide to the Company confirmation of its receipt of such funds, and Parent shall not expend any proceeds of such financing except in payment of obligations listed on Schedule 6.10 or with the prior consent of the Company.

6.9          Director and Officer Indemnification.

(a)           Parent agrees that all rights to indemnification and all limitations on liability existing in favor of any individuals who on or prior to the Effective Time were officer, directors or agents of Parent (the “Indemnitees”) in respect of acts or omissions of such Indemnitees on or prior to the Effective Time as provided in the Articles of Incorporation and bylaws of Parent or an agreement between an Indemnitee and Parent in effect as of the date hereof shall continue in full force and effect in accordance with the terms thereof.

(b)           For six years after the Effective Time, Parent shall indemnify and hold harmless the Indemnitees to the same extent indemnification is provided as of the date hereof with respect to all actions or omissions by them in their capacities as officers or directors or agents of Parent, or taken by them at the request of Parent.  In the event any claim in respect of which indemnification is available pursuant to the foregoing provisions is asserted or made within the period specified in the previous sentence, all rights to indemnification shall continue until such claim is disposed of or all judgments, orders, decrees or other rulings in connection with such claim are duly satisfied.

(c)           The obligations of Parent under this Section 6.9 shall not be terminated or modified in such a manner as to adversely affect any Indemnitee to whom this Section 6.9 applies without the consent of such affected Indemnitee (it being expressly agreed that the Indemnitees to whom this Section 6.9 applies shall be third party beneficiaries of this Section 6.9).

(d)          Provided that the premium cost to Parent does not exceed $15,780, Parent shall procure directors and officers liability tail insurance coverage for the existing directors and officers of Parent in such scope and amount as is acceptable to Parent’s current board of directors.

6.10        Outstanding MMEX Obligations.  Parent will, as of, or as promptly as practicable after, the Effective Time of the Merger, satisfy the liabilities listed on Schedule 6.10 hereto in the manner set forth on such schedule.

6.11        Parent Executive Officers and Directors.  Parent will, immediately prior to the Effective Time of the Merger, confirm to the Company that all of its existing executive officers and directors have resigned their positions as of the Effective Time and have caused (i) Jack W. Hanks to be appointed as the chairman of Parent’s board of directors and as its CEO and President and (ii) Bruce Lemons to be appointed as a member of Parent’s board of directors.

6.12        Cardiff Partners Arrangements.  Parent and Cardiff Partners will, immediately prior to the Effective Time of the Merger, confirm to the Company that (i) Cardiff Partners will continue to provide financial, accounting and administrative services to Parent, and assist Parent with a transition of these services to new financial management, for a period to be determined in the sole discretion of the Company at the existing monthly compensation rate.  All compensation owed (which is an agreed upon total of $276,000)  to Cardiff Partners for periods up to the Effective Time shall be converted into Parent Shares at the rate of $0.175 per Parent Share which is equal to 1,577,142 shares.

6.13        Wilkes Lane Consulting Arrangements.  Parent will use reasonable efforts to negotiate a resolution, satisfactory to the Company in all material respects, of the consulting agreement and claim for outstanding warrants to Wilkes Lane.

6.14        Adjustment Merger Consideration.  The Parties have agreed that the Company Shareholders will not experience any dilution by virtue any equity issuances that may result from the resolution of matters described in Section 6.13.  Accordingly, Parent will issue to AAM and Maple Gas, as part of the Merger Consideration, an additional number of Parent Shares to protect AAM and Maple Gas from the percentage dilution arising from the foregoing equity issuances.

ARTICLE VII
CONDITIONS

7.1          Conditions to Each Party's Obligations.  The respective obligations of each Party to consummate the Merger are subject to the satisfaction or waiver by each of the Parties of the following: no judgment, order, decree, statute, Law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition shall be in effect which (i) has the effect of making the consummation of the Merger or the other transaction contemplated hereby illegal, (ii) materially restricts, prevents or prohibits consummation of the Merger or any of the transactions contemplated hereby or (iii) would impair the ability of Parent to own the outstanding shares of the Surviving Corporation, or operate its or any of its subsidiaries’ businesses (including the businesses of the Surviving Corporation or any of its subsidiaries), following the Effective Time (collectively, "Restraints"); and there shall not be pending any suit, action or proceeding by any Governmental Entity or third party which would have any of the foregoing effects; provided, however, that each of the Parties shall have used their reasonable best efforts to prevent the entry of such Restraints and to appeal as promptly as possible any such Restraints that may be entered.

7.2          Additional Conditions to the Obligations of the Company.  The obligations of the Company to consummate the Merger also are subject to the fulfillment at or prior to the Effective Time of the following conditions, any or all of which may be waived in whole or in part by the Company to the extent permitted by applicable Law:

(a)           the representations and warranties of Parent set forth in Section 5.2 that are qualified as to materiality or Parent Material Adverse Effect shall be true and correct, and such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement, and as of the Effective Time with the same force and effect as if made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date), in each case except as permitted or contemplated by this Agreement; and

(b)           Parent and its subsidiaries shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time.

7.3         Additional Conditions to the Obligations of Parent.  The obligations of Parent to consummate the Merger also are subject to the fulfillment at or prior to the Effective Time of the following conditions, any or all of which may be waived in whole or in part by Parent to the extent permitted by applicable Law:

(a)           the representations and warranties of the Company set forth in Section 5.1 that are qualified as to materiality or Company Material Adverse Effect shall be true and correct, and such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement, and as of the Effective Time with the same force and effect as if made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date), in each case except as permitted or contemplated by this Agreement; and

(b)           the Company and its subsidiaries shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time; and

(c)  the representations and warranties of the Company Shareholder set forth in Section 5.3 shall be true and correct as of the date of this Agreement, and as of the Effective Time with the same force and effect as if made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date), in each case except as permitted or contemplated by this Agreement; and

(d)   this Agreement and the Merger and the other transactions contemplated hereby shall have been approved and ratified by holders of a majority of the outstanding Parent Shares.

ARTICLE VIII
TERMINATION

8.1         Termination by Mutual Consent.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by the mutual written Consent of the Company and Parent.

8.2         Termination by either the Company or Parent.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by action of the Company or Parent if:

(a)           the Merger shall not have been consummated by September 24, 2010; provided, however, that the right to terminate this Agreement under this Section 8.2(a) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date; or

(b)           if any Restraint shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.2(b) shall not be available to any Party who fails to use reasonable best efforts to remove such Restraint before it becomes final and nonappealable.

8.3         Termination by the Company.  This Agreement may be terminated upon written notice to Parent, and the Merger may be abandoned, at any time prior to the Effective Time, by action of the Company, if Parent shall have breached or failed to perform any of the representations, warranties, covenants or other agreements contained in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that (i) the condition set forth in Section 7.2(a) or (b) would not be satisfied as of the time of such breach or as of such time as such representation or warranty shall have become untrue and (ii) such breach or failure to be true has not been or is incapable of being cured within twenty (20) business days following receipt by Parent of notice of such breach or failure to comply.

8.4         Termination by Parent.  This Agreement may be terminated upon written notice to the Company, and the Merger may be abandoned, at any time prior to the Effective Time, by action of any senior executive officer of Parent, if the Company or any Company Shareholder shall have breached or failed to perform any of the representations, warranties, covenants or other agreements contained in this Agreement, or if any representation or warranty of the Company or Company Shareholder shall have become untrue, in either case such that (i) the condition set forth in Section 7.3(a) or (b) would not be satisfied as of the time of such breach or as of such time as such representation or warranty shall have become untrue and (ii) such breach or failure to be true has not been or is incapable of being cured within twenty (20) business days following receipt by the breaching Party of notice of such breach or failure to comply.

8.5         Effect of Termination.  In the event of termination of this Agreement by either Parent or the Company as provided in this Article VIII, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Parties or their respective Affiliates, officers, directors or stockholders except (i) with respect to the treatment of confidential information pursuant to Section 6.6 and the payment of expenses pursuant to Section 9.1 or (ii) to the extent that such termination results from the willful breach of a Party of any of its representations or warranties, or any of its covenants or agreements.

ARTICLE IX
MISCELLANEOUS AND GENERAL

9.1         Payment of Expenses.  Whether or not the Merger shall be consummated, each Party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby.

9.2         Non-Survival of Representations and Warranties.  The representations and warranties made herein shall not survive beyond the Effective Time or a termination of this Agreement.  This Section 9.2 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.

9.3         Modification or Amendment.  Subject to the applicable provisions of the DGCL, at any time prior to the Effective Time, the Parties hereto, by resolution of their respective boards of directors, may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective Parties.

9.4         Waiver of Conditions.  The conditions to each of the Parties' obligations to consummate the Merger are for the sole benefit of such Party and may be waived by such Party in whole or in part to the extent permitted by applicable Law.

9.5         Counterparts.  For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

9.6         Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the principles of conflicts of Law thereof.

9.7         Notices.  Any notice, request, instruction or other document to be given hereunder by any Party to the other Parties shall be deemed delivered upon actual receipt and shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, reputable overnight courier, or by facsimile transmission (with a confirming copy sent by reputable overnight courier), as follows:

(a)          if to Parent or Merger Sub, to:

Management Energy, Inc.
30950 Rancho Viejo Road, Suite 120
San Juan Capistrano, California 92675
Attn:  David Walters, CEO
Fax:

(b)          if to the Company or the Company Shareholders, to:

c/o The Maple Gas Corporation
2626 Cole Avenue, Suite 610
Dallas, Texas 75204
Attn:  Jack W. Hanks, Chairman
Fax:      214-880-0005

or to such other Persons or addresses as may be designated in writing by the Party to receive such notice.

9.8         Entire Agreement; Assignment.  This Agreement and the exhibits and schedules delivered pursuant hereto (i) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof, and (ii) shall not be assigned by operation of Law or otherwise.

9.9         Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and their respective successors and assigns.  Nothing in this Agreement, express or implied, other than the right to receive the consideration payable in the Merger pursuant to Article IV hereof and the rights of Indemnitees under Section 6.9, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

9.10       Certain Definitions.  As used herein the following terms shall have the following meanings and, unless the context otherwise requires, use of the singular form shall include the plural and any gender shall be deemed to include both genders:

(a)           “Action” means any action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened in writing before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility.

(b)           "Affiliate" has the meaning set forth in Rule 12b-2 under the Exchange Act.

(c)           “Company Constituent Instruments” means the Articles of Incorporation and bylaws of the Company and such other constituent instruments of the Company as may exist, each as amended to the date of this Agreement.

(d)           “Consent” means any material consent, approval, license, permit, order or authorization.

(e)           “Contract” means any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument.

(f)           “Environmental Laws” shall mean all applicable Laws relating to the protection of the environment including, without limitation, all requirements pertaining to reporting, licensing, permitting, controlling, investigating or remediating emissions, discharges, releases or threatened releases of hazardous substances, chemical substances, pollutants, contaminants or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of hazardous substances, chemical substances, pollutants, contaminants or toxic substances, material or wastes, whether solid, liquid or gaseous in nature.

(g)           "GAAP" means United States Generally Accepted Accounting Principles.

(h)           “Governmental Entity” means any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

(i)           "Law" means any federal, state, local or foreign law, statute, code, ordinance, rule or regulation promulgated, or order, judgment, writ, stipulation, award, injunction or decree entered, by a Governmental Entity.

(j)           "Liability" means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for taxes.

(j)           "Lien" means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, capitalized lease or other title retention agreement).

(k)           "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

(l)           “Parent Constituent Instruments” means the Articles of Incorporation and bylaws of the Parent and such other constituent instruments of the Parent as may exist, each as amended to the date of this Agreement.

(m)           "Person" means any individual or corporation, company, partnership, trust, incorporated or unincorporated association, joint venture or other entity.

9.11       Severability.  If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the maximum extent possible.

9.12       Trial by Jury.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN CONNECTION WITH ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREBY.

9.13       Captions.  The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties hereto and shall be effective as of the date first herein above written.

MANAGEMENT ENERGY, INC.

By:	/s/David Walters
David Walters, CEO and President

MCC MERGER, INC.

By:	/s/ David Walters
David Walters, CEO and President

MAPLE CARPENTER CREEK HOLDINGS, INC.

By:	/s/ Jack W. Hanks
Jack W. Hanks, Chairman

THE MAPLE GAS CORPORATION

By:	/s/ Jack W. Hanks
Jack W. Hanks, President

AAM INVESTMENTS, LLC

By:	/s/ Ken Emter
Ken Emter, Manager

Schedule I

Performance/Vesting Milestones for 15,000,000 Shares

Number of
Parent Shares to be
Distributed	Event

10,000,000	Closing of equity or debt financing that generates at least US$2.0 million in net proceeds to Parent

2,500,000	Parent generates at least $250,000 in revenue from coal sales in any fiscal quarter

2,500,000	Closing of additional equity or debt financing that generates at least US$2.0 million in net proceeds to Parent

The foregoing milestones will be accelerated if the percentage ownership of the Company Shareholders of the outstanding Parent Shares is diluted by the Parent as a result of future financings below 30% of the outstanding Parent Shares (with such calculation excluding the effect of any disposition of Parent Shares made by the Company Shareholders).

Section 5.1(b)
Subsidiaries

Maple Carpenter Creek, LLC is a Nevada limited liability company which is 80% owned by the Company.

Carpenter Creek, LLC is a Delaware limited liability which is 95% owned by Maple Carpenter Creek.

Armadillo Group Holdings Corporation is a British Virgin Islands company which is 98.12% owned by the Company.

Armadillo Mining Corp. is a British Virgin Islands company which is 72% owned by Armadillo Group Holdings Corporation.

Section 5.1(i)
List of Company Financial Statements

1.	MAPLE CARPENTER CREEK, LLC
a.	Hein & Associates LLP Maple Carpenter Creek, LLC Consolidated Financial Statements and Independent Auditor’s Report December 31, 2009 and 2008
b.	Maple Carpenter Creek, LLC Balance Sheet as of August 31, 2010
c.	Maple Carpenter Creek, LLC Statement of Operations for the eight months ended August 31, 2010

2.	ARMADILLO HOLDINGS GROUP CORPORATION (BVI)
a.	Balance Sheet as of August 31, 2010
b.	List of Shareholders as of August 31, 2010

3.	ARMADILLO MINING CORPORATION (BVI)
a.	Balance Sheet as of August 31, 2010
b.	Statement of Operations as of August 31, 2010
c.	List of Shareholders as of August 31, 2010

Section 5.1(j)
Certain Changes

Reference is made to those contracts listed on section 5.1(l) which were entered after August 31, 2010.

Section 5.1(l)
Material Contracts

1.           Mining Lease, dated June 29, 2006, as amended on May 18, 2009, among Bergin Land & Livestock, Ltd. Co., Carpenter Creek, LLC, and John P. Baugues, Jr.

2.           Mining Lease, dated June 29, 2006, as amended on May 18, 2009 and June 1, 2010, among Clyde Brewer III, Carpenter Creek, LLC, and John P. Baugues, Jr.

3.           Mining Lease, dated June 29, 2006, as amended on May 18, 2009, among Lawrence J. Fulton, Trustee of the Joe and June Fulton Trust, Carpenter Creek, LLC, and John P. Baugues, Jr.

4.           Exclusive Option to Lease, dated April 1, 2010, between Haven Marsh and Carpenter Creek, LLC.

5.           Mining Lease, dated June 29, 2006, as amended on May 1, 2009, among Thomas E. Hougen and Helen Hougen, Carpenter Creek, LLC, and John P. Baugues, Jr.

6.           Access Agreement, dated March 1, 2008, between Carpenter Creek, LLC and Thomas P. Hougen.

7.           Mining Lease, dated November 30, 2006, between J Bar M Corporation and John P. Baugues, Jr.

8.           Mining Lease, dated June 18, 2007, as amended on April 1, 2009 and June 1, 2010, among Roger R. Knapp and Judith E. Knapp, Carpenter Creek, LLC, and John P. Baugues, Jr.

9.           Mining Lease, dated April 1, 2007, as amended on April 27, 2008, among Richard W. and Rosella D. Meredith, Carpenter Creek, LLC, and John P. Baugues, Jr.

10.         Mining Lease, dated April 1, 2007, as amended on April 1, 2009, among James D. Wilson and Patricia L. Wilson, Carpenter Creek, LLC, and John P. Baugues, Jr.

11.         Acknowledgement and Ratification, dated August 26, 2007-08, from James D. Wilson, acknowledging the existence and ratification of the Mining Lease, dated April 1, 2007, among James D. Wilson and Patricia L. Wilson, Carpenter Creek, LLC, and John P. Baugues, Jr.

12.         Consent, dated September 17, 2007, between Musselshell County and Carpenter Creek, LLC.

13.         Mining Lease, dated January 1, 2008, as amended on January 4, 2010, between Musselshell County and Carpenter Creek, LLC.

14.         Warranty Deed, dated June 4, 2008, from Lawrence J. Fulton, Cheryl Fischer, Lynn Wathen, and Stephen J. Fulton to Northcom 33, LLC for Township 8 North, Range 31 East of the Principal Meridian, in Musselshell County, Montana.

15.         Musselshell County Tax Deeds Nos. 4951, 4253, 4255, 4261, 4257, 4259, 4263, dated July 28, 1939, to Grace B. & Chas A. Howard, Superior Coal Co., E.A. Hinz, Louise L. Hinz, and Grace & R.B. Hood.

16.         Mining Lease, dated June 13, 2006, as amended on May 18, 2009, between Janich Family Trust, dated April 4, 2005, and Carpenter Creek, LLC.

17.         Mining Lease, dated October 15, 2007, as amended on August 6, 2009, between Greg and Connie M. Mattfield and Carpenter Creek, LLC.

18.         Amended and Restated Overriding Royalty and Wheelage Agreement, dated March 1, 2010, between Carpenter Creek, LLC and Montana Coal Royalty, LLC.

19.         Atlantic Coal Loan

20.         Loan Agreement, dated as of July 15, 2009, between Maple Carpenter Creek, LLC and Alexis Latin Hanks Irrevocable Trust.

20a.      Alexis Hanks Irrevocable Trust Restated and Amended Loan Agreement, dated July 15, 2010, by and between Maple Carpenter Creek and Alexis Latin Hanks Irrevocable Trust.

21.         Strategic Alliance Agreement, dated April 16, 2010, between Maple Carpenter Creek, LLC and The Resource Development Company.

22.         Sales Agency Agreement, dated August 15, 2008, between Carpenter Creek, LLC and Sumitomo Corporation.

23.         Confidentiality Agreement, dated January 28, 2009, between Sumitomo Corporation and Carpenter Creek, LLC.

24.         Letter Agreement, dated March 18, 2010, between EnerCom, Inc. and Maple Carpenter Creek, LLC.

25.         Consulting Services Agreement, dated as of March 22, 2010, between Marston & Marston, Inc. and Carpenter Creek, LLC.

26.         Agreement to Reimburse for Increased Road Maintenance between Carpenter Creek, LLC d/b/a Maple Carpenter Creek and Musselshell County.

27.         Confidentiality, Non-Circumvention, Non-Compete and Nondisclosure Agreement, dated _____, 2009, between Carpenter Creek, LLC and John Baugues, Jr.

28.         Distribution Agreement, dated March 1, 2010, by and among Carpenter Creek, LLC, Maple Carpenter Creek, LLC, Montana Coal Royalty, LLC and Maple Resources, relating to Snider Ranch option.

29.         Overriding Royalty and Wheelage Agreement for Columbia Area of Interest, dated March 1, 2010, by and between Maple Carpenter Creek, LLC and Montana Coal Royalty.

30.         Distribution Resolution and Agreement Pertaining to BVI Stock, dated September 2, 2010, by and between Maple Carpenter Creek, LLC and the managers of Maple Carpenter Creek, LLC.

31.         Contribution, Option and Payment Agreement, dated August 1, 2008, by and between Contributors, Carpenter Creek, LLC, and Maple Resources Corporation.

32.         Distribution Resolution and Agreement Pertaining to Snider Ranch, MT, dated September 2, 2010, by and between Maple Carpenter Creek, LLC and the managers of Maple Carpenter Creek, LLC.

33.         Commercial Loan Agreement, dated July 30, 2008, by and between Stockman Bank of Montana and Maple Resources Corporation

34.         Modification Agreement- Mortgage, dated March 11, 2009, by and between Stockman Bank of Montana and Maple Resources Corporation.

35.         Employment Agreement, dated June 1, 2010, by and between Maple Resources Corporation and Nick Shakesby (may be assigned and assumed???)

36.         Employment Offer, dated May 7, 2010, by and between Maple Carpenter Creek, LLC and Jared Sorensen as project engineer.

37.         Confidentiality and Non-Circumvention Agreement, dated September 8, 2010, by and between Trafigura Beheer B.V. and Armadillo Mining Corporation

38.         Option Agreement/Letter of Intent, dated May 5, 2010, by and between Maple Carpenter Creek, LLC and Jaime Castaneda Borrero and Juan Fernando Aguilar Velez.

39.         Option Agreement/Letter of Intent, dated June 16, 2010, by and between Carbocaparrapi S.A. and Maple Carpenter Creek, LLC.

40.         Payment Modification, dated June 16, 2010 by and between Maple Carpenter Creek, LLC and Carbocaparrapi.

41.         Colombia Labor Hire Services Contract, dated August 19, 2010, by and between Armadillo Mining Corporation and Serviases S.A.S.

42.         Strategic Alliance Agreement, dated April 16, 2010, by and between Maple Carpenter Creek, LLC and The Resource Development Company

a.	Correspondence between RDC and MCC, dated June 3, 2010, terminating the Strategic Alliance Agreement.

43.         Non Disclosure Agreement and Independent Contractor Consulting Relationship, dated July 27, 2010, by and between Norwest Corporation and Maple Carpenter Creek, LLC.

44.         Assignment and Assumption of Engagement Letter, dated April 16, 2010, by and between Brigard & Urrutia and Armadillo Mining Corporation for legal services in Colombia.

45.         Assignment and Assumption of Direct Hire Service Agreement, dated April 2, 2010, bye and between Cerami Search Group and Maple Carpenter Creek, LLC.

46.         Loan Agreement, dated August 11, 2010, by and between Maple Carpenter Creek, LLC, Armadillo Mining Corporation, and Steve Eppig.

47.         Consulting Agreement, dated August 11, 2010, by and between Maple Carpenter Creek, LLC and PR Consulting Services, Inc. (Steve Eppig).

48.         Exchange Agreement for Armadillo Mining Stock, dated August 11, 2010, by and between Armadillo Holdings Group Corporation and Armadillo Mining Corporation

49.         Assignment of Colombia Interests Agreement, dated July 21, 2010, by and between Maple Carpenter Creek, LLC and Armadillo Mining Corporation.

50.         Employment Agreement between Maple Carpenter Creek Holdings, Inc. and Jack W. Hanks.

51.         Consulting Agreement between Maple Carpenter Creek Holdings, Inc. and Bruce N. Lemons.

52.         Assumption Agreement among Maple Werks Corporation and its affiliates.

Section 5.1(q)
Transactions with Affiliates

Reference is made to items 20, 28, 30-32, 35, and 48-52 on Schedule 5.1(l).

Schedule 6.10
Outstanding MMEX Obligations

John Vangel (corporate attorney): (a) for fees through August 31, 2010 -  $15,000, plus $3,000 in common stock (17,143 shares at $0.175 per share) and (b) additional amounts for services provided September 1, 2010 through Effective Time.  Proceeds of the equity financing referred to in Section 6.8 will be used to satisfy obligations in clause (a). Proceeds from additional equity or debt financing will be used to satisfy obligations in clause (b).

Frank Enright (tax accountant):  $1,200

Transhare (transfer agent):  $525

Directors and Officers Tail Liability Insurance Premium:   $15,780

The foregoing are the only amounts which will be deducted from the $250,000 equity funding received by Parent, resulting in a minimum of $217,495 in Parent’s cash account as of the Effective Time.